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                                                                    EXHIBIT 99.1


        WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
        ---------------------------------------------

    Computation of Ratio of Earnings to Fixed Charges and
    -----------------------------------------------------
                  Preferred Stock Dividends
                  -------------------------

            Twelve Months Ended December 31, 1997
            -------------------------------------
                         (Unaudited)

                   (Dollars in Thousands)

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PRE-TAX PREFERRED STOCK DIVIDENDS:

  Preferred Dividends ..........................................     $  1,332
  Effective Income Tax Rate ....................................       0.3717
  Complement of Effective Income Tax Rate (1 - Tax Rate) .......       0.6283

  Pre-Tax Preferred Dividends ..................................     $  2,120
                                                                     ========

FIXED CHARGES:

  Interest Expense .............................................     $ 34,235
  Amortization of Debt Premium, Discount and Expense ...........          298
  Interest Component of Rentals ................................           13
                                                                     --------
        Total Fixed Charges ....................................       34,546
  Pre-tax Preferred Dividends ..................................        2,120

        Total ..................................................     $ 36,666
                                                                     ========

EARNINGS:

Net Income .....................................................     $ 82,719
    Add:
    Income Taxes Applicable to Operating Income ................       48,636
    Income Taxes Applicable to Other Income - Net ..............          305
    Total Fixed Charges ........................................       34,546
                                                                     --------

Total Earnings .................................................     $166,206
                                                                     ========

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends          4.5
                                                                     ========
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